Exhibit 99.1

Barnes & Noble Reports Fiscal 2012 Third Quarter Financial Results

Barnes & Noble Comparable Store Sales Increase 2.8%

BN.com Comparable Sales Increase 42%

Introduces $199 NOOK TabletTM - 8GB, New Addition to Hot-Selling, Highly Rated NOOK Tablet Line

NEW YORK--(BUSINESS WIRE)--February 21, 2012--Barnes & Noble, Inc. (NYSE: BKS) today reported sales and earnings for its third quarter ended January 28, 2012.

THIRD QUARTER SALES

Total sales increased 5% as compared to the prior year, from $2.3 billion to $2.4 billion. Barnes & Noble store (“Retail”) sales increased 2% from $1.46 billion to $1.49 billion. Comparable store sales increased 2.8%, on top of a 7.3% increase a year ago. Retail core comparable store sales, which exclude sales of devices, accessories and warranties, increased 4.2% over last year.

Barnes & Noble College (“College”) sales declined 3% from $540 million to $525 million, due to a shift from selling new and used textbooks to lower priced textbook rentals. Comparable store sales were flat as compared to a year ago. College comparable store sales reflect the retail selling price of a new or used textbook when rented, rather than solely the rental fee received and amortized over the rental period.

BN.com sales increased 32% over the prior year, from $319 million to $420 million. Comparable sales increased 42%, on top of a 64% increase a year ago. This increase was driven by continued growth of NOOK device and digital content sales, offset by a decline in online physical product sales.

The consolidated NOOK business across all of the company’s segments, including sales of digital content, device hardware and related accessories, increased 38% during the third quarter to $542 million, on a comparable sales basis. NOOK unit sales, including NOOK Simple Touch™, NOOK Color™ and the new NOOK Tablet, increased 64% during the third quarter as compared to the same period last year. Digital content sales increased 85% on a comparable basis. Content sales are defined to include digital books, digital newsstand, and the apps business.

BN.com and NOOK comparable sales reflect the actual selling price for eBooks sold under the agency model rather than solely the commission received. Additionally, it includes all deferred eReader device revenues, and includes device sales to channel partners on a “sell-in” basis net of estimated returns.

INTRODUCES NOOK TABLET - 8GB

In a separate press release today, the company announced an expansion of its portfolio of bestselling NOOK® devices with the introduction of NOOK Tablet - 8GB, a tremendous value for the company’s fastest and lightest tablet at just $199. NOOK Tablet - 8GB offers reading and mobile entertainment enthusiasts another great option in the NOOK family of devices. In addition, the company’s highly popular NOOK Color just became an even greater value at $169, its lowest price ever.

“In the third quarter, our traffic and sales in stores were the highest we’ve seen in five years,” said William Lynch, chief executive officer of Barnes & Noble. “Our physical book sales at our stores increased more than 4% over last year, and our merchandising changes in our juvenile business and our Toys & Games department experienced double-digit revenue growth in the third quarter. Importantly, our NOOK digital content business continues to grow rapidly, and according to some of the largest U.S. publishers, we maintained or slightly gained share in the eBook market during the third quarter. We’re excited about the launch of the NOOK Tablet with 8GB, an incredible value at only $199, and we look forward to welcoming millions of customers into our stores to try our entire award-winning line of NOOK products.”

THIRD QUARTER EARNINGS

Earnings before interest, taxes, depreciation and amortization (EBITDA) declined 12% as compared to the prior year, from $170 million to $150 million. Retail EBITDA grew from $178 million to $207 million, driven by comparable sales growth, higher product margins and store expense leverage. College EBITDA declined from $43 million to $37 million, impacted by the increased adoption of textbook rentals, where earnings are deferred over the term of the rental, rather than recognized at the point of sale. In the third quarter, an incremental $12 million of EBITDA from textbook rentals was deferred as compared to last year, the majority of which will be realized in the fourth quarter. BN.com EBITDA losses increased from $50 million to $94 million, as the company continued to invest in its rapidly growing NOOK business, including advertising costs and personnel.

Total company net income was $52.0 million for the quarter. Excluding the impact of the textbook rental deferral, net income was approximately flat with last year. Third quarter earnings per share was $0.71. Fiscal 2012 third quarter earnings per share was impacted by the dilutive effect of the convertible preferred shares held by Liberty Media, which diluted earnings by 15 cents per share. Excluding the dilutive effect of the preferred shares and the impact of the textbook deferral, earnings per share would have been $0.99 for the quarter.

FULL YEAR GUIDANCE

The company is reiterating its guidance announced on January 5, 2012. The company expects full fiscal year 2012 consolidated sales between $7.0 billion and $7.2 billion. Comparable sales at Barnes & Noble stores are expected to increase 1%, Barnes & Noble College sales are expected to be flat, and sales are expected to increase 40% to 50% at BN.com. The consolidated NOOK business is expected to generate approximately $1.5 billion in comparable sales this fiscal year.

The company expects full year earnings before interest, taxes, depreciation and amortization (EBITDA) to be in a range of $150 to $180 million and full year losses per share to be in a range of $1.40 to $1.10.

CONFERENCE CALL

A conference call with Barnes & Noble, Inc.’s senior management will be webcast beginning at 10:00 A.M. ET on Tuesday, February 21, 2012, and is accessible at www.barnesandnobleinc.com/webcasts.

Barnes & Noble, Inc. will report fiscal 2012 year-end earnings on or about June 19, 2012.

ABOUT BARNES & NOBLE, INC.

Barnes & Noble, Inc. (NYSE:BKS), the world's largest bookseller and a Fortune 500 company, operates 691 bookstores in 50 states. Barnes & Noble College Booksellers, LLC, a wholly-owned subsidiary of Barnes & Noble, also operates 641 college bookstores serving over 4.6 million students and faculty members at colleges and universities across the United States. Barnes & Noble conducts its online business through BN.com (www.bn.com), one of the Web's largest e-commerce sites, which also features more than two million titles in its NOOK Bookstore™ (www.bn.com/ebooks). Through Barnes & Noble’s NOOK™ eReading product offering, customers can buy and read digital books and content on the widest range of platforms, including NOOK devices, partner company products, and the most popular mobile and computing devices using free NOOK software.

General information on Barnes & Noble, Inc. can be obtained via the Internet by visiting the company's corporate website: www.barnesandnobleinc.com.

NOOK®, NOOK Tablet™, NOOK Simple Touch ™, NOOK 1st Edition™, NOOK 1st Edition Wi-Fi™, NOOK Color™, Reader’s Tablet™, PagePerfect™, Best-Text™, Fast Page™, NOOK Books™, NOOK Store™, NOOK Bookstore™, NOOK Newsstand™, NOOK Magazines™, VividView™, ArticleView™, NOOK Newspapers™, NOOK Comics™, NOOK Cloud™, NOOK Apps™, FREE NOOK Reading Apps™, PubIt!™, NOOK Discover™, NOOK Kids™, Read and Play™, Read to Me™, Read and Record™, NOOK Digital Shop™, Read In Store™, More In Store™, NOOK Friends™, LendMe®, NOOK Library™, NOOK Boutiques™, The Barnes & Noble Promise™, NOOK Books en español™, NOOK Study™, Free Friday™, Lifetime Library™ and Read What You Love. Anywhere You Like™ are trademarks of Barnes & Noble, Inc. Other trademarks referenced in this release are the property of their respective owners.

Follow Barnes & Noble on Twitter (www.bn.com/twitter), Facebook (www.facebook.com/barnesandnoble) and YouTube (www.youtube.com/user/bnstudio).

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) and information relating to Barnes & Noble that are based on the beliefs of the management of Barnes & Noble as well as assumptions made by and information currently available to the management of Barnes & Noble. When used in this communication, the words "anticipate," "believe," "estimate," "expect," "intend," "plan," "will" and similar expressions, as they relate to Barnes & Noble or the management of Barnes & Noble, identify forward-looking statements.

Such statements reflect the current views of Barnes & Noble with respect to future events, the outcome of which is subject to certain risks, including, among others, the general economic environment and consumer spending patterns, decreased consumer demand for Barnes & Noble's products, low growth or declining sales and net income due to various factors, risk that international expansion will not be successfully achieved or may be achieved later than expected, possible disruptions in Barnes & Noble's computer systems, telephone systems or supply chain, possible risks associated with data privacy, information security and intellectual property, possible work stoppages or increases in labor costs, possible increases in shipping rates or interruptions in shipping service, effects of competition, possible risks that inventory in channels of distribution may be larger than able to be sold, possible risk that returns from consumers or channels of distribution may be greater than estimated, the risk that the expected sales lift from Borders’ store closures is not achieved in whole or part, the risk that digital sales growth is less than expectations and the risk that it does not exceed the rate of investment spend, higher-than-anticipated store closing or relocation costs, higher interest rates, the performance of Barnes & Noble's online, digital and other initiatives, the performance and successful integration of acquired businesses, the success of Barnes & Noble's strategic investments, unanticipated increases in merchandise, component or occupancy costs, unanticipated adverse litigation results or effects, product and component shortages, the potential adverse impact on the business resulting from the review of a potential separation of the NOOK digital business, the possibility that no NOOK digital business separation transaction may occur or the form or nature of any such separation or any other transaction which may arise out of such review, the impact on the retail business of any separation of the NOOK digital business, the costs and disruptions arising out of a separation of the NOOK digital business, the risk that Barnes & Noble may not recoup its investments in the NOOK digital business as part of any separation of the NOOK digital business and other factors which may be outside of Barnes & Noble's control, including those factors discussed in detail in Item 1A, "Risk Factors," in Barnes & Noble's Annual Report on Form 10-K and Form 10-K/A, and in Barnes & Noble's other filings made hereafter from time to time with the SEC. Our forward looking statements relating to international expansion are also subject to the following risks, among others that may affect the introduction, success and timing of the NOOK e-reader and content in countries outside the United States: we may not be successful in reaching agreements with international companies, the terms of agreements that we reach may not be advantageous to us, our NOOK device may require technological changes to comply with applicable laws, and marketplace acceptance and other companies have already entered the marketplace with products that have achieved some customer acceptance.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to Barnes & Noble or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. Barnes & Noble undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this communication.

BARNES & NOBLE, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	13 weeks ended	13 weeks ended	39 weeks ended	39 weeks ended
	January 28, 2012	January 29, 2011	January 28, 2012	January 29, 2011

Sales	$2,439,124	2,323,780	$5,749,490	5,623,768
Cost of sales and occupancy	1,786,308	1,710,108	4,237,451	4,208,276
Gross profit	652,816	613,672	1,512,039	1,415,492
Selling and administrative expenses	502,870	443,531	1,329,619	1,229,762
Depreciation and amortization	60,273	57,010	173,701	170,691
Operating income	89,673	113,131	8,719	15,039
Interest expense, net	8,773	13,639	26,675	39,693
Income (loss) before taxes	80,900	99,492	(17,956)	(24,654)
Income taxes	28,869	38,909	(6,818)	(10,114)
Net income (loss)	52,031	60,583	(11,138)	(14,540)
Net loss attributable to noncontrolling interests	-	-	-	37
Net income (loss) attributable to Barnes & Noble, Inc.	$52,031	60,583	$(11,138)	(14,503)

Basic income (loss) per common share:
Income (Loss) attributable to Barnes & Noble, Inc. available
for common shareholders	$0.78	1.01	$(0.33)	(0.26)

Diluted income (loss) per common share:
Income (Loss) attributable to Barnes & Noble, Inc. available
for common shareholders	$0.71	1.00	$(0.33)	(0.26)

Weighted average common shares outstanding
Basic	57,371	56,894	57,261	56,457
Diluted	69,447	57,036	57,261	56,457

Dividends declared per common share	$-	0.25	$-	0.75

Percentage of sales:
Sales	100.0%	100.0%	100.0%	100.0%
Cost of sales and occupancy	73.2%	73.6%	73.7%	74.8%
Gross profit	26.8%	26.4%	26.3%	25.2%
Selling and administrative expenses	20.6%	19.1%	23.1%	21.9%
Depreciation and amortization	2.5%	2.5%	3.0%	3.0%
Operating income	3.7%	4.9%	0.2%	0.3%
Interest expense, net	0.4%	0.6%	0.5%	0.7%
Income (loss) before taxes	3.3%	4.3%	-0.3%	-0.4%
Income taxes	1.2%	1.7%	-0.1%	-0.2%
Net income (loss)	2.1%	2.6%	-0.2%	-0.3%

BARNES & NOBLE, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	January 28, 2012	January 29, 2011
ASSETS
Current assets:
Cash and cash equivalents	$27,397	26,477
Receivables, net	396,854	356,546
Merchandise inventories	1,814,898	1,615,874
Prepaid expenses and other current assets	169,535	118,486
Total current assets	2,408,684	2,117,383

Property and equipment:
Land and land improvements	2,541	8,617
Buildings and leasehold improvements	1,191,224	1,206,172
Fixtures and equipment	1,752,333	1,648,244
	2,946,098	2,863,033
Less accumulated depreciation and amortization	2,309,607	2,130,662
Net property and equipment	636,491	732,371

Goodwill	520,792	525,220
Intangible assets, net	569,488	570,110
Other noncurrent assets	54,418	51,536
Total assets	$4,189,873	3,996,620

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,488,552	1,244,363
Accrued liabilities	910,058	790,215
Short-term note payable	-	-
Total current liabilities	2,398,610	2,034,578

Long-term debt	101,600	304,400
Long-term deferred taxes	275,436	310,268
Other long-term liabilities	408,291	473,378

Redeemable Preferred Shares; $.001 par value; 5,000	191,958	-
shares authorized; 204 and zero shares issued, respectively

Shareholders' equity:
Common stock; $.001 par value; 300,000 shares
authorized; 90,928 and 90,274 shares issued, respectively	91	90
Additional paid-in capital	1,337,777	1,319,004
Accumulated other comprehensive loss	(11,630)	(13,212)
Retained earnings	543,582	621,796
Treasury stock, at cost, 33,537 and 33,363 shares, respectively	(1,055,842)	(1,053,682)
Total shareholders' equity	813,978	873,996
Commitments and contingencies	-	-
Total liabilities and shareholders' equity	$4,189,873	3,996,620

BARNES & NOBLE, INC. AND SUBSIDIARIES
Segment Information
(In thousands)
(Unaudited)

		13 weeks ended	13 weeks ended	39 weeks ended	39 weeks ended
		January 28, 2012	January 29, 2011	January 28, 2012	January 29, 2011

Sales
	Barnes & Noble Retail	$1,494,050	1,464,457	$3,412,191	3,421,519
	Barnes & Noble College	524,604	539,893	1,512,859	1,561,404
	Barnes & Noble.com	420,470	319,430	824,440	640,845
Total		$2,439,124	2,323,780	$5,749,490	5,623,768

Gross Profit
	Barnes & Noble Retail	$496,606	471,351	$1,064,542	1,036,735
	Barnes & Noble College	106,541	112,111	325,285	331,958
	Barnes & Noble.com	49,669	30,210	122,212	46,799
Total		$652,816	613,672	$1,512,039	1,415,492

Selling and Administrative Expenses
	Barnes & Noble Retail	$289,685	293,759	$791,084	832,357
	Barnes & Noble College	69,843	69,098	205,485	203,197
	Barnes & Noble.com	143,342	80,674	333,050	194,208
Total		$502,870	443,531	$1,329,619	1,229,762

EBITDA
	Barnes & Noble Retail	$206,921	177,592	$273,458	204,378
	Barnes & Noble College	36,698	43,013	119,800	128,761
	Barnes & Noble.com	(93,673)	(50,464)	(210,838)	(147,409)
Total		$149,946	170,141	$182,420	185,730

Net Income (Loss)
	EBITDA	$149,946	170,141	$182,420	185,730
	Depreciation and Amortization	(60,273)	(57,010)	(173,701)	(170,691)
	Interest Expense, net	(8,773)	(13,639)	(26,675)	(39,693)
	Income Taxes	(28,869)	(38,909)	6,818	10,114
Total		$52,031	60,583	$(11,138)	(14,540)

Percentage of sales:

Gross Margin
	Barnes & Noble Retail	33.2%	32.2%	31.2%	30.3%
	Barnes & Noble College	20.3%	20.8%	21.5%	21.3%
	Barnes & Noble.com	11.8%	9.5%	14.8%	7.3%
Total		26.8%	26.4%	26.3%	25.2%

Selling and Administrative Expenses
	Barnes & Noble Retail	19.4%	20.1%	23.2%	24.3%
	Barnes & Noble College	13.3%	12.8%	13.6%	13.0%
	Barnes & Noble.com	34.1%	25.3%	40.4%	30.3%
Total		20.6%	19.1%	23.1%	21.9%

BARNES & NOBLE, INC. AND SUBSIDIARIES
Earnings (Loss) Per Share
(In thousands, except per share data)
(Unaudited)

	13 weeks ended		39 weeks ended
	January 28, 2012	January 29, 2011	January 28, 2012	January 29, 2011
Numerator for basic income (loss) per share:
Net income (loss) attributable to Barnes & Noble, Inc.	$52,031	60,583	$(11,138)	(14,503)
Accrual of preferred stock dividends	(3,963)	-	(7,081)	-
Accretion of dividends on preferred stock	(316)	-	(578)	-
Less allocation of earnings and dividends to participating securities	(2,735)	(3,329)	-	-
Net income (loss) available to common shareholders	$45,017	57,254	$(18,797)	(14,503)

Numerator for diluted income (loss) per share:
Net income (loss) available to common shareholders	$45,017	57,254	$(18,797)	(14,503)
Accrual of preferred stock dividends	3,963	-	-	-
Accretion of dividends on preferred stock	316	-	-	-
Effect of dilutive options	3	6	-	-
Net income (loss) available to common shareholders	$49,299	57,260	$(18,797)	(14,503)

Denominator for basic income (loss) per share:
Basic weighted average common shares	57,371	56,894	57,261	56,457

Denominator for diluted income (loss) per share:
Basic weighted average common shares	57,371	56,894	57,261	56,457
Preferred shares	12,000	-	-	-
Average dilutive options	76	142	-	-
Diluted weighted average common shares	69,447	57,036	57,261	56,457

Basic income (loss) per common share
Net income (loss) attributable to Barnes & Noble, Inc. available for common shareholders	$0.78	1.01	$(0.33)	(0.26)

Diluted income (loss) per common share
Net income (loss) attributable to Barnes & Noble, Inc. available for common shareholders	$0.71	1.00	$(0.33)	(0.26)

CONTACT:
Media:
Mary Ellen Keating
Senior Vice President
Corporate Communications
Barnes & Noble, Inc.
(212) 633-3323
mkeating@bn.com
or
Investor Contacts:
Allen W. Lindstrom
Interim Chief Financial Officer
Barnes & Noble, Inc.
(212) 633-3340
alindstrom@bn.com
or
Andy Milevoj
Director of Investor Relations
Barnes & Noble, Inc.
(212) 633-3489
amilevoj@bn.com